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                                  EXHIBIT 11.1

                          Soligen Technologies, Inc.

                      Computation of Net Loss Per Share

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
                                               Fiscal Year Ended March 31,
                                           -------------------------------------
                                               1999                    1998
                                           --------------          -------------
Weighted average number
   of common shares                            32,682,000             32,351,000

Net loss                                    $ (1,718,000)          $   (969,000)

Net loss per share (basic and diluted)          $  (0.05)              $  (0.03)
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